Exhibit 21.1

Essent Group Ltd.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation/Formation
Essent Reinsurance Ltd. (1)	Bermuda
Essent Agency (Bermuda) Ltd. (2)	Bermuda
Essent Irish Intermediate Holdings Ltd. (1)	Republic of Ireland
Essent US Holdings, Inc. (3)	Delaware
CUW Solutions, LLC (4)	Delaware
EssentServices, LLC (4)	Delaware
Essent Treasury Services, LLC (4)	Delaware
EssentVentures, LLC (4)	Delaware
Essent Guaranty of PA, Inc. (4)	Pennsylvania
Essent Guaranty, Inc. (4)	Pennsylvania
Essent Solutions, LLC (5)	Delaware

(1) 100% of common shares held by Essent Group Ltd.
(2) 100% of common shares held by Essent Reinsurance Ltd.
(3) 100% of common shares held by Essent Irish Intermediate Holdings Ltd.
(4) 100% of common shares or limited liability company interests held by Essent US Holdings Inc.
(5) 100% of limited liability company interests held by Essent Guaranty, Inc.